Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of September , 2005 (this "Agreement") is entered into by and between Buckeye Ventures, Inc. ("BVI"), a Nevada corporation, and James Papasodero (the "Employee").

WHEREAS, BVI has this date acquired all of the stock of Heating & Air Services, Inc. (f/k/a HAC Acquisition Corp.) and intends to operate Heating & Services, Inc. ("the Company") as a wholly owned subsidiary of BVI; and

WHEREAS, the Employee has served as an employee of the Company pursuant to an Employment Agreement dated as of November 6, 2001 and a Non-Competition and Confidentiality Agreement of the same date (collectively the "Company Agreements"); and

WHEREAS, BVI intends in the near future to merge with and into World Wide Motion Pictures Corp. (the "WWMPC Merger") whose shares are publicly traded, so that following the merger, all of the common capital stock of BVI shall become publicly traded (the "publicly traded stock");

NOW, THEREFORE, in consideration of the above recitals and mutual promises contained herein, the parties agree as follows:

1.  Employment. The parties agree that they have terminated the Company Agreements and that the Company has agreed to employ the Employee and the Employee hereby accepts employment with the Company upon the terms and subject to the conditions set forth herein. Upon request of BVI, Employee will enter into a separate employment agreement with the Company on the relevant terms and conditions hereof without terminating this Agreement (among other things because this Agreement involves the issuance of the publicly traded stock).

2.   Duties and Responsibilities. The Employee shall initially be employed as a General Manager of the Company and shall perform the services and functions relating to such position or otherwise reasonably incident to such position. The Employee shall be subject to the direction of the President of BVI and the General Manager of RVI who is in charge of multiple locations of other home service companies operated by BVI. The Employee will devote his best efforts and his time and attention to the performance of his duties, except for paid time off and reasonable absences due to injury or illness as permitted by Company's general policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

3. Compensation and Other Employee Benefits. As compensation for his services under the terms of this Agreement:

(a)
The Employee shall be paid an annual salary of 5125,000 payable in accordance with the then-current payroll policies of the Company, but no less frequently than biweekly (such annual salary is herein referred to as the "Base Salary").

(b)	The Employee shall be paid additional compensation (the "Additional Compensation") as follows:

(i)    Upon the effective date of the WWMPC Merger, BVI shall award Employee with 150,000 shares of the publicly traded stock not subject to restrictions or vesting of any kind except for restrictions under SEC Rule

144 ("Rule 144 Stock"); BVI shall issue Employee a W-2 for such shares showing an estimated value of 20 cents per share subject to a 40% discount for lack of liquidity and lack of control, and Employee will make a Section 83(b) election consistent therewith;

(ii)  Also within 30 days of the end of each fiscal quarter and within 60 days within the end of each fiscal year during the term of this Agreement, B V1 shall award Employee with shares of Rule 144 Stock on the following terms and conditions ("Stock Award Shares"):

(A) At Employee's option, exercised by written notice, Employee shall be entitled to receive $5,000 in either cash or the equivalent value in Rule 144 Stock (at the mean of the bid and offered price on the business day immediately following the end of the applicable fiscal year quarter) for each fiscal  year quarter where "pre-tax net profit" (defined below) for such quarter, not subject to adjustment, exceed 7% ("Quarterly Bonus").

(B)  In addition, if the Company does not exceed 9.9% pre-tax net profit for fiscal year end 2006, but does not show an operating loss, the Employee shall receive 50,000 shares of Rule 144 Stock ("2006 Annual Profit Bonus").

(C)  In addition, if the Company does not exceed 9.9% pre-tax net profit for fiscal year end 2007, but does not show an operating loss, the Employee shall receive 50,000 shares of Rule 144 Stock ("2007 Annual Profit Bonus").

(D)  In addition, if the Company exceeds 9.9% pre-tax net profit for the end of its 2006 fiscal year, at BVI's option, the Employee shall receive $75,000 in cash or shares of Rule 144 Stock equal to $75,000 (calculated as the average of the mean of the bid and offered price on the first four business days immediately following the end of the fiscal year) ("2006 Extra Profit Bonus").

(E)  In addition, if the Company exceeds 9.9% pre-tax net profit for the end of its 2007 fiscal year, at the Company's option, the Employee shall receive $75,000 in cash or shares of Rule 144 Stock equal to $75,000 (calculated as the average of the mean of the bid and offered price on the first four business days immediately following the end of the fiscal year) ("2007 Extra Profit Bonus").

(F)  For purposes of this Agreement, "pre-tax net profit" shall mean the net profit of the Company before taxes, interest on any intercompany or institutional debt, and depreciation, calculated in accordance with generally accepted accounting principles, and consistent with the calculation of such net profit for the three fiscal years ended prior to the WWMPC Merger.

(G) Furthermore, if the Term (as defined below) expires without renewal or extension of the Agreement, all Additional Compensation that Employee has earned prior to the Expiration Date (as defined below) shall be paid to the Employee on the dates he would have received such payments if his employment had been extended.

(H) Notwithstanding anything to be construed to the contrary herein, all Stock Award Shares shall be subject to increase or decrease or conversion into other securities in proportion to increases or decreases or conversion to or of the publicly traded stock as a result of corporate reorganization, merger, stock split or reduction, and the like.

(iii) Company paid vehicle that is equivalent to or better than a 2005 Ford FI50, FX4, 4-door, pick-up truck ("Company Vehicle") to he used primarily for business.

(c)   Subject to the right of BVI to amend or terminate any employee and/or group benefit and/or stock option plan or program (collectively "Benefit Plans"), and to the terms and conditions of such Benefit Plans, provided that such amendments, terminations, terms and conditions are consistent with this Agreement, the Employee shall be entitled to receive the following employee benefits:

  (i)      The Employee shall have the right to participate in such medical and dental plans (including, without limitation, disability, accident, medical, life insurance and hospitalization plans which are normal and customary) as are maintained by BVI and are available to the persons who are in charge of its operating companies, be they entitled general managers, location managers, presidents or whatever ("Location Managers");

(ii)   The Employee shall have the right to participate in all stock option plans as are maintained by BVI and are available to its Location Managers, all in accordance with BVI's regular practices with respect to such persons;

(iii)  The Employee shall be entitled to reimbursement from the Company for reasonable, business-related out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of reasonable documentation in accordance with Company's practices and policies; and

(iv) The Employee shall be entitled to paid time off and holiday pay in accordance with the policies applicable to BVI's Location Managers.

(v)   For purposes of this Agreement, the employee and/or group benefit and/or stock option plans and programs of BVI may include such plans and programs of BVI, to the extent applicable to its Location Managers in accordance with BVI's regular practices with respect to such employees of its subsidiaries.

(vi)  In the event that Employee has a less advantageous or lower level or scope of benefits in the Benefit Plans in which he participates compared to the level or scope afforded to any other Location Manager, BVI agrees to negotiate in good faith with the Employee reasonable improvements in such level and scope or other ways in which 13VI and/or the Company may make tip the difference.

4.  Term. Subject to earlier termination as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a term commencing on the date of this Agreement and ending on December 31, 2007 ("Expiration Date"), subject to extension thereafter by mutual agreement of BVI and the Employee. The period commencing on the date of this Agreement and expiring on the Expiration Date (including any extension of such date) is referred to herein as the "Term."

5.  Competition and Confidentiality.

(a)   During the period the Employee is employed by the Employer and for a period of two (2) years after the Employee ceases to be employed by the Employer for any reason other than Constructive Termination (defined below) the Employee shall not:

(i)
Directly or indirectly accept employment with, or render any service to or on behalf of, any person, firm or corporation that is engaged in a business competitive with the plumbing, heating, ventilating, air conditioning business or any related business (a "Competitive Business") anywhere within a fifty (50) mile radius of the principal office of the Company at the date of termination of this Agreement (the "Territory");

(ii)
Directly or indirectly own, manage, operate, finance or control or participate in the ownership, management, operation, financing or control of, or be connected as a principal, agent, representative, consultant, advisor, investor, owner, partner, financier, manager or joint venturer with, or permit his name to be used by or in connection with, any Competitive Business anywhere in the Territory (provided, however, that the Employee may (A) invest as an investor In the voting securities of any person that is a reporting company under the Securities Exchange Act of 1934, as amended, so long as (1) the aggregate amount of such securities that the Employee owns directly or indirectly is less than two percent (2%) of the total outstanding voting securities of such person, and (2) the Employee has no other affiliation with such person, and (B) own shares of stock of BVI;

(iii)
Contact, deal with or in any way solicit any person or entity that at any time during the period of three (3) years before the date of the Employee's termination was a customer of the Company or any other subsidiary of BVI with which the Employee had contact while in the employ of the Company or which was a customer of the Company in an effort to cause or induce such person or entity to purchase or otherwise obtain the benefit or use of any products or services provided by the Company or such other subsidiary or BVI; or

(iv)	Solicit the employment of any person who, within one (1) year before or after the date of the Employee's termination, is employed by the Company on a full or part-time basis.

Notwithstanding the foregoing, the term "Competitive Business" shall include in any event any business that the Employee knows is conducted in any material respect in the Territory by the Company. The Employee acknowledges that the Company will have a business location at the date hereof in West Bridgewater, Massachusetts. The Employee further acknowledges and agrees that the Company currently provides, or has or will have the ability to provide, either currently or during the twelve months after the date of this Agreement, goods and services to customers within the Territory. Notwithstanding Section 5(a)(i) above or to the extent applicable solely as a result of being an employee Section 5(a)(ii) above, BVI and the Employee agree that Employee may accept employment with and render services for a regional or national company or its affiliates which have operations within the Territory so long as the Employee does not directly or indirectly provide any services that are the same as the services that the Employee has been providing for the Company pursuant hereto for the benefit of or with respect to any existing or potential business doing business anywhere within the Territory.

(b)   It is the desire and intent of each of the parties that the provisions of Section 5(a) of this Agreement shall be enforced to the fullest extent permissible under applicable law. Accordingly, if any particular portion of Section 5(a) shall be adjudicated to be invalid or unenforceable, Section 5(a) shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible, then (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable.

(c)
During the period during which the Employee is employed by the Company and thereafter (regardless of the reason for termination of employment), the Employee will not divulge or appropriate to his own use or to the use of others any secret, confidential or proprietary information pertaining to the business of, or acquired from the Company (including, without limitation, trade secrets, business strategies. or plans, pricing, acquisition target lists, customer lists and marketing methods, plans or strategies) obtained by the Employee as a consequence of his affiliation, agreements or position with the Company. For purposes of this Agreement, the term secret, proprietary or confidential information does not include any information that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the Employee), or (ii) is required to be disclosed by legal or administrative process or stock exchange rule.

(d)
The Employee acknowledges that Section 5(a) and Section 5(c) of this Agreement are expressly t'or the benefit of the Employer, that the Employer would be irreparably injured by a violation of Section 5(a) or Section 5(c). and that the Employer would have no adequate remedy at law in the event of such violation. Therefore, the Employee acknowledges and agrees that, in addition to any other remedies available, injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance with Section 5(a) and Section 5(c).

(e)   The provisions of this Section 5 shall continue in effect, notwithstanding the expiration of the Term or any other termination of this Agreement, except as otherwise provided herein.

6. Termination of Employment

(a)   For Due Cause. Nothing herein shall prevent 13VI from terminating, without prior notice, the Employee for "Due Cause" (as hereinafter defined); in which event the Employee shall be entitled to receive his Base Salary on a pro rata basis to the date of termination, but not any Additional Compensation that may be due the Employee except for any such Additional Compensation that the Employee earned prior to the event constituting Due Cause that BVI or the Company has failed to pay or deliver to the Employee. In the event of such termination for Due Cause, all other rights and benefits the Employee may have under the Benefit Plans shall be determined in accordance with the terms and conditions of such Plans. The term "Due Cause" shall mean (i) the Employee has (A) committed a willful serious act, such as fraud, embezzlement or theft, (B) committed any willful act against the Employer intending to enrich himself at the expense of the Employer, or (C) made an unauthorized use or disclosure of secret or confidential information pertaining to the business of the Employer, (ii) the Employee has been convicted of a felony or commits an act constituting a felony, (iii) the Employee has engaged in conduct which has caused demonstrable and serious injury, monetary or otherwise, to the Employer, (iv) the Employee, in carrying out his duties hereunder, has been guilty of gross negligence or willful misconduct that has resulted in a material detriment to the Employer and such conduct continues after written notice has been given by the Employer to the Employee. (v) the Employee has violated in any material way any of the Employer's rules, policies or procedures that are not inconsistent herewith, or (vi) the Employee has otherwise materially breached this Agreement (including, without limitation, any failure to perform the duties assigned to him in accordance with this Agreement) and, with respect to clauses (v) and (vi) hereof, has not remedied such breach within five days after receipt of written notice from BVI specifying in reasonable detail the nature of the violation or breach.

(b)
Due to Death. In the event of the death of the Employee. this Agreement shall terminate on the date of death and the estate of the Employee shall be entitled to receive the Employee's Base Salary and any Additional Compensation that has been earned by the Employee but not yet paid, (on a pro rata basis calculated and paid as if there was a Constructive Termination as defined below) through the end of the month in which he died. In the event of such termination due to death, all other rights and benefits the Employee (or his estate) may have under the Benefit Plans shall be determined in accordance with the terms and conditions of such Plans.

(c)
Disability. In the event the Employee suffers a "Disability" (as hereinafter defined), this Agreement shall terminate on the date on which the Disability occurs and the Employee shall be entitled to receive his Base Salary and any Additional Compensation that has been earned by the Employee but not yet paid, (on a pro rata basis calculated and paid as if there was a Constructive Termination as defined below) through the end of the month in which his employment is terminated due to the Disability. In the event of such termination due to Disability, all other rights and benefits the Employee may have under the Benefit Plans shall be determined in accordance with the terms and conditions of such Plans. For purposes of this Agreement, "Disability" shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Employer described in Section 2 of this Agreement for a period that lasts more than 180 days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Employer by appropriate correspondence from registered physicians reasonably satisfactory to the Employer, and the Employee agrees to submit to an examination by the Employer's physicians for the purpose of making such determination.

(d)
Voluntary Termination. The Employee may voluntarily terminate his employment under this Agreement at any time by providing at least thirty days' prior written notice to the Employer. In such event, the Employee shall be entitled to receive his Base Salary until the date his employment terminates and any Additional Compensation that has been earned by the Employee but not yet paid and all other benefits the Employee may have under the Benefit Plans shall he determined in accordance with the terms and conditions of such Plans. The Additional Compensation shall be calculated on a pro rated basis, based on the number of months of his employment during the fiscal year from the beginning of the month in which his termination is effective if such date is prior to the 15th of the month and through the end of the month in which his termination is effective if such date is from the 15th to the end of the month. Such Additional Compensation shall be paid when due hereunder as if the employment had not been terminated. For example, if the effective date of termination was April 15, 2007, and pre-tax net profits for the first fiscal quarter of 2007 exceeded 7% and for the full fiscal year of 2007 exceeded 9.9%, the Additional Compensation to which the Employee would be entitled would be one-third (4 out of 12 months) of the Quarterly Profit Bonus for the first quarter of 2007; one-third of the 2007 Annual Profit Bonus and one-third of the 2007 Extra Profit Bonus. The Employee would receive such Additional Compensation in accordance with Section 3(b)(ii) hereof.

                    (e)   Constructive Termination Prior to Expiration of Term.

                           (i)    If, prior to the expiration of the Term, BVI directly or indirectly:

A)	terminates the employment of the Employee other than (1) for Due Cause, (2) as a result of the death of the Employee or (3) because of a Disability;

B)
decreases the Employee's Base Salary below the level provided for by the terms of Section 3(a) of this Agreement or materially reduces the employee benefits below the level provided for by the terms of Section 3(c) of this Agreement (other than as a result of any amendment or termination of any employee and/or group benefit and/or stock option plan, which amendment or termination is applicable to all executive exempt employees of BVI, as the case may be, eligible to participate in such plan prior to its termination);

C)
materially breaches any payment provision of this Agreement and such breach is not cured by BVI within five (5) days after receipt of written notice from the Employee specifying in reasonable detail the nature of such breach or materially breaches any other provision of this Agreement and such breach is not cured by BVI within thirty (30) days after receipt of written notice from the Employee specifying in reasonable detail the nature of such breach; or

D)	moves the principal office of the Company to a location that is not within a fifty (50) mile radius of West Bridgewater, Massachusetts; or

E) fails to effect the WWMPC Merger or imposes restrictions on the Stock Award Shares;

then such action by BVI, unless consented to in writing by the Employee, shall be deemed to be a constructive termination by the Company of the Employee's employment ("Constructive Termination");

                        (ii)  In the event of a Constructive Termination:

A) the Employee may terminate his employment without being in breach hereof, and the Company and BVI shall pay the Employee within thirty (30) days after the date the effective date of the termination of employment: (w) any Additional Compensation that has been earned by the Employee but not yet paid; and (x) the greater of his Base Salary through the balance of the Term, or 50% of his Base Salary; and (y) an amount equal to the average monthly cost to the Company of the Company Vehicle (calculated on the basis of the average cost over the 3 full months prior to the effective date of termination) times the number of months (including any part of a month) in the balance of the Term: and (z) cumulative amounts of the Stock Award Shares payable under Section 3(h) as if the Employee had been employed through the balance of the Term. hereof as follows: (I) if the effective date of termination is within the first quarter of the fiscal year and there are pretax net profits for such quarter 12,500 shares of Rule 144 Stock; (II) if such termination is within the second quarter, and there are pretax net profits for such quarter 25,000 of such shares; (III) if such termination is within the third quarter, and there are pretax net profits for such quarter, 37,500 such shares; and (IV) if such termination is within the fourth quarter and there are pretax net profits for the fiscal year, 50,000 such shares; plus (V) if the effective date of termination is within the first quarter of the fiscal year and the pretax net profits for such quarter exceed 9.9% without adjustment, at BVI's option $25,000 in cash or shares of Rule 144 Stock equal to $25,000 (calculated as the average of the mean of the bid and offered price on the first business days immediately following the fiscal quarter); (VI) if the effective date of termination is within the second quarter of the fiscal year and the pretax net profits for such quarter exceed 9.9% without adjustment, at BVI's option $37,500 in cash or shares of Rule 144 Stock equal to $37,500 (calculated as the average of the mean of the bid and offered price on the first business day immediately following the end of the fiscal quarter); (VII) if the effective date of termination is within the third quarter of the fiscal year and the pretax net profits for such quarter exceed 9.9% without adjustment, at BVI's option $56,250 in cash or shares of Rule 144 Stock equal to $56,250 (calculated as the average of the mean of the bid and offered price on the first business days immediately following the fiscal quarter);(VIII) if the effective date of termination is within the fourth quarter of the fiscal year and the pretax net profits for such fiscal year exceed 9.9% without adjustment, at BVI's option $75,000 in cash or shares of Rule 144 Stock equal to $75,000 (calculated as the average of the mean of the bid and offered price on the first four business days immediately following the end of the fiscal year); and (VIII) if the pretax net profits exceed 7% in any of the quarters prior to the effective date of termination and in the quarter in which such date occurs, at Employee's option, $5,000 in cash or the equivalent value in Rule 144 Stock (calculated at the mean of the bid and offered price on the first business day immediately following the end of the applicable fiscal year quarter) for all such quarters.

B)
all cash amounts and Stock payable pursuant to Section 6(e)(ii) (A) above shall be paid on the dates that the Company and BVI would be obligated to pay Employee if there had been no Constructive Termination; provided that in the event BVI or the Company fails to make any such payment, at any time after thirty (30) clays after written notice to the Company and BVI, Employee shall have the right to obtain the unpaid amount or stock and accelerate all future payments that may become due, thereby requiring Company and BVI to make a lump sum payment of such accelerated amount within five (5) business days after the date of the acceleration notice.

C)	all other rights and benefits the Employee may have under the Benefit Plans shall be determined in accordance with the terms and conditions of such Plans; and

D)            the Employee shall not be subject to Sections 5(a)(i), 5(a)(ii), 5(b), 5(e) hereof or Section 5(a)(iii) hereof with respect to any prohibition on the Employee's contacting or dealing with any customer of the Company or any other subsidiary of BVI provided that Employee has not solicited such customer for the purpose of causing or inducing such customer to purchase of otherwise obtain the benefit or use of any products or services provided by the Company or such other subsidiary of BVI.

(iii)  In the event of the death or Disability of the Employee following a Constructive Termination, the amounts set forth in Section 6(e)(ii) of this Agreement shall continue to be owing and shall be paid to the estate of the Employee or to the Employee, as applicable.

(iv) The Employer agrees that, in the event of a Constructive Termination, the Employee shall not be required to seek other employment or to attempt in any way to reduce any amount payable to the Employee by the Employer pursuant to this Agreement, and that any amounts due to the Employee hereunder shall not he reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits paid to the Employee.

(f)  Notwithstanding anything that may be construed to the contrary herein, upon termination of this Agreement for any reason, any unpaid obligations of BVI that have not been paid prior to the effective date of termination shall be paid upon such date unless this Agreement expressly provides otherwise, and such obligations shall survive the termination of this Agreement.

7. Withholding. All payments and benefits under this Agreement for which withholding is required under applicable law will be made subject to the required withholding.

8. Notices. All notices, requests, demands and other communications given 9 under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when received if mailed by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a)	If to the Employer, addressed to it at:
Buckeye Ventures, Inc.
1040 West Wind Way
Newport Beach, CA 92660
Attn: President
with a copy to its Legal Department

(b)	If to the Employee, addressed to him at: James Papasodero
35 Cornerstone Drive
North Easton, MA 02356

with a copy to:
Anthony D. Martin, Esq.
Duane Morris LLP
470 Atlantic Avenue, Suite 500
Boston, MA 02210

9.  Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal laws (and not the conflicts of law provisions) of the Commonwealth of Massachusetts.

10.  Additional Instruments. The Employee and the Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

11.  Entire Agreement: Amendments: Waivers. This Agreement contains the entire agreement of the Employee and the Employer relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Employer with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented, but only in writing signed by each of the parties hereto. Any term of this Agreement may be waived only with the written consent of the party sought to be bound, and the waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.

12.  Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall he severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13. Assignments. The Employer may assign this Agreement to any affiliate of the Employer or any person or entity succeeding to all or substantially all of the business interests of BVI or the Employer by merger or otherwise. The rights and obligations of the Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except as otherwise contemplated hereby.

14. Effect of Agreement. Subject to the provisions of Section 13 of this Agreement with respect to assignments, this Agreement shall be binding upon the Employee and his heirs, executors, administrators, legal representatives and assigns and upon the Employer and its respective successors and assigns, except as otherwise contemplated hereby.

15. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later.

16. Attorneys' Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, the prevailing party shall be entitled to reasonable attorneys' fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

17. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY 1N ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING 1'0 THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

18.  Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF', the parties have executed this Agreement effective as of the date first above written.

Buckeye Ventures, Inc.	Employee:

/s/ Alan Mintz	/s/ James Papasodero
Alan Mintz, President	James papasodero